U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2017

VEGALAB, INC.

(Exact name of registrant as specified in its charter)

0-53248

(Commission File No.)

Nevada	68-0635204
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

636 U.S. Highway 1, Ste. 110, North Palm Beach, FL 33408

(Address of principal executive offices)

(800) 208-1680

(Registrant’s telephone number)

Not applicable

(Former Name or Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On December 29, 2017, Vegalab, Inc. (“Vegalab” or the “Company”) exercised an option to purchase certain assets of The Agronomy Group LLC, a California limited liability company (“TAG”). The assets of TAG to be acquired include the tangible and intangible assets pertaining or related to the Bactor Boost Line and other internally developed products and related intellectual property.

The purchase price for the assets is payable by the delivery of: 600,000 shares of the restricted common stock of Vegalab; and a warrant to purchase 1,600,000 shares of the restricted common stock of Vegalab at an exercise price of $1.20 per share exercisable over a term of five years.

In connection with the acquisition of assets, Vegalab will enter into employment agreements with the principal owners of TAG.

Under the terms of the option to purchase exercised by Vegalab, the closing is required within 15 business days, which is on or before January 22, 2108.

Item 3.02	Unregistered Sales of Equity Securities

The disclosure set forth in Item 1.01, above, is incorporated herein by this reference. The shares of common stock, warrants, and common stock underlying the warrants will be issued to TAG in exchange for the assets and in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended.

Forward-Looking Statements

Statements contained in this report regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with the Company’s business and finances, and other matters. All forward-looking statements contained in this report speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vegalab, Inc.

Date: January 3, 2018	By:	/s/ David Selakovic
David Selakovic, Chief Executive Officer

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